                               UNITED STATES                          OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION               OMB number:   3235-0145
                          WASHINGTON, D.C.  20549                     Expires:      October 31, 1997
                                                                      Estimated average burden
                                                                      hours per response....14.90
                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. )*


                        Ben & Jerry's Homemade, Inc.
            ---------------------------------------------------
                              (Name of Issuer)


                            Class A Common Stock
        -----------------------------------------------------------
                       (Title of Class of Securities)


                                 081465106
                    -----------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/95)                 Page 1 of 6
PAGE

CUSIP No. 081465106                 13G                         Page 2 of 6

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Capital Group Companies, Inc.
    86-0206507
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    Delaware
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 249,000
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 755,500
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 -------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    755,500 Beneficial ownership disclaimed pursuant to Rule 13d-4
 -------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 -------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    11.9%
 -------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    HC
 -------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 2 of 6 pages
PAGE

CUSIP No. 081465106                 13G                         Page 3 of 6

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Capital Research and Management Company
    95-1411037
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    Delaware
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 NONE
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 400,000
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 --------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    400,000 Beneficial ownership disclaimed pursuant to Rule 13d-4
 --------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 --------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    6.3%
 --------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    IA
 --------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 3 of 6 pages
PAGE

CUSIP No. 081465106                 13G                         Page 4 of 6

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Capital Guardian Trust Company
    95-2553868
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    California
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 249,000
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 355,500
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 --------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    355,500 Beneficial ownership disclaimed pursuant to Rule 13d-4
 --------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 --------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    5.6%
 --------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    BK
 --------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 4 of 6 pages
PAGE

CUSIP No. 081465106                 13G                         Page 5 of 6

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    SMALLCAP World Fund, Inc.
    95-4253845
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    Maryland
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 NONE
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 NONE
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 --------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    400,000
 --------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 --------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    6.3%
 --------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    IC
 --------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 5 of 6 pages
PAGE

                                                                      Page 6
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

   Fee enclosed [ ] or Amendment No.

   Item 1(a) Name of Issuer:
             Ben & Jerry's Homemade, Inc.

   Item 1(b) Address of Issuer's Principal Executive Offices:
             30 Technology Drive, Suite #1
             South Burlington, VT  05403

   Item 2(a) Name of Person(s) Filing:
             The Capital Group Companies, Inc., Capital Research and Management Company, Capital Guardian Trust Company and SMALLCAP World Fund, Inc.

   Item 2(b) Address of Principal Business Office:
             333 South Hope Street
             Los Angeles, CA  90071

   Item 2(c) Citizenship:  N/A

   Item 2(d) Title of Class of Securities:  Class A Common Stock

   Item 2(e) CUSIP Number:  081465106

   Item 3    The person(s) filing is(are):
             (b) [X]  Bank as defined in Section 3(a)(6) of the Act.
             (d) [X] Investment Company registered under Section 8 of the Investment Company Act.
             (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
             (g) [X] Parent Holding Company in accordance with Section 240.13d-1(b)(1)(ii)(G).

   Item 4    Ownership

             (a) Amount Beneficially Owned:
                 See item 9, pg.2, 3, 4 and 5
             (b) Percent Class:  See item 11, pg.2, 3, 4 and 5
             (c) Number of shares as to which such person has:
                 i) sole power to vote or to direct the vote See item 5, pg.2, 3, 4 and 5
                 ii)  shared power to vote or to direct the vote
                      None
                 iii) sole power to dispose or to direct the disposition of
                      See item 7, pg.2, 3, 4 and 5
                 iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

   Item 5    Ownership of 5% or Less of a Class:  N/A

   Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A
   Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

             (1) Capital Research and Management Company is an Investment
                 Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group Companies, Inc.

             (2) Capital Guardian Trust Company is a Bank as defined in
                 Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group Companies, Inc.

             (3) Capital Research and Management Company serves as
                 investment adviser to SMALLCAP World Fund, Inc., a registered investment company under the Investment Company Act of 1940.

   Item 8    Identification and Classification of Members of the Group:  N/A

   Item 9    Notice of Dissolution of the Group:  N/A

   Item 10   Certification

             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were aquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

             Signature

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date:  October 10, 1996

   Signature:    Larry P. Clemmensen*
                 -------------------------------------------------
   Name/Title:   Larry P. Clemmensen, President
                 -------------------------------------------------
                 The Capital Group Companies, Inc.
                 -------------------------------------------------

   Date:  October 10, 1996

   Signature:    Paul G. Haaga, Jr.*
                 -------------------------------------------------
   Name/Title:   Paul G. Haaga, Jr., Senior Vice President
                 -------------------------------------------------
                 Capital Research and Management Company
                 -------------------------------------------------

   Date:  October 10, 1996

   Signature:    Theodore R. Samuels*
                 -------------------------------------------------
   Name/Title:   Theodore R. Samuels, Senior Vice President
                 -------------------------------------------------
                 Capital Guardian Trust Company
                 -------------------------------------------------

   Date:  October 10, 1996

   Signature:    /s/ Vincent P. Corti
                 -------------------------------------------------
   Name/Title:   Vincent P. Corti, Vice President
                 -------------------------------------------------
                 SMALLCAP World Fund, Inc.
                 -------------------------------------------------


  *By     /s/ James P. Ryan
          ------------------------------
          James P. Ryan
          Attorney-in-fact

          Signed pursuant to a power of attorney, dated April 29, 1996 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by The Capital Group Companies, Inc. on May 8, 1996 with respect to AnnTaylor Stores Corporation.

                                 AGREEMENT



                          Los Angeles, California
                              October 10, 1996


          Capital Research and Management Company ("CRMC"), Capital Guardian Trust Company ("CGTC"), SMALLCAP World Fund, Inc. ( SCWF ) and The Capital Group Companies, Inc. ("CGC") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Class A Common Stock stock issued by Ben & Jerry's Homemade, Inc.

           CRMC, CGTC, SCWF and CGC state that they are each entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

          CRMC, CGTC, SCWF and CGC are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.


          CAPITAL RESEARCH AND MANAGEMENT COMPANY

          BY: Paul G. Haaga, Jr.*
              ----------------------------------
              Paul G. Haaga, Jr.
              Senior Vice President


          CAPITAL GUARDIAN TRUST COMPANY

          BY: Theodore R. Samuels*
              ----------------------------------
              Theodore R. Samuels
              Senior Vice President


          THE CAPITAL GROUP COMPANIES, INC.

          BY: Larry P. Clemmensen*
              ----------------------------------
              Larry P. Clemmensen
              President


          SMALLCAP WORLD FUND, INC.

          BY: /s/ Vincent P. Corti
              ----------------------------------
              Vincent P. Corti
              Vice President


          *By /s/ James P. Ryan
              ------------------------------
              James P. Ryan
              Attorney-in-fact


              Signed pursuant to a power of attorney, dated April 29, 1996 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by The Capital Group Companies, Inc. on May 8, 1996 with respect to AnnTaylor Stores Corporation.